THE GILLETTE COMPANY                                                                 EXHIBIT 23a
GLOBAL EMPLOYEE STOCK OWNERSHIP PLAN

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-128859) on Form S-8 of The Gillette Company Global Employee Stock Ownership Plan of our report dated April 2, 2008, with respect to the statements of net assets available for plan benefits of The Gillette Company Global Employee Stock Ownership Plan as of December 31, 2007 and 2006, and the related statements of changes in net assets available for plan benefits for the years then ended December 31, 2007, 2006 and 2005, which report appears in the December 31, 2007 annual report on Form 11-K of The Gillette Company Global Employee Stock Ownership Plan.

/s/ Plante & Moran, PLLC

Southfield, Michigan
April 3, 2008